Exhibit 5.1
NACCARATO & ASSOCIATES
19600 Fairchild, Suite 260
Irvine, CA 92612
Telephone: (949) 851-9261 Facsimile: (949) 851-9262

June 21, 2003

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re:   Family Room Entertainment Corporation
Form SB-2 Registration Statement

Dear Sir or Madam:

   We have acted as counsel for Family Room Entertainment Corporation, a New Mexico corporation (the "Company"), in connection with its Registration Statement on Form SB-2 and subsequent amendments (the "Registration Statement") being filed with the Securities and Exchange Commission relating to the registration for resale of an aggregate of 11,707,786 shares of common stock, pursuant to 1) a Subscription Agreement for an aggregate sum of $644,545, at a per share of $0.07, or 9,207,786 shares, to the following investors: 2,142,857 shares to Camden International Ltd., 1,071,429 shares to Norman Jacobs, 1,071,429 shares to Burton Ury, 714,286 shares to Jeremiah Fogelson, 643,000 shares to Mark Rolland, 357,143 shares to Harold Benjamin, 714,286 shares to Karen Schmidt, 430,000 shares to Richard Abraham, 571,786 shares to Steven R. Kolber, 285,714 shares to Howard Kopelson, 428,714 shares to Robert Lieberman, 428,571 shares to Dr. Roger Hall, and 348,571 shares to Jeff Rice; and 2) two Consulting Agreements, 1) for 1,500,000 shares to Capital Research Group for consulting services, and 2) for 1,000,000 shares to MarketByte, LLC., for consulting services.

   In connection with the foregoing, we have examined, among other things, the Registration Statement and originals or copies, satisfactory to us, of all such corporate records and of all such other agreements, certificates and documents (including instruments evidencing or setting forth the terms and provisions of the Convertible Securities) as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of documents submitted to us as copies. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates, oaths and declarations of officers or other representatives of the Company.

    Based on our examination mentioned above, we are of the opinion that the securities being sold pursuant to the Registration Statement are duly authorized and will be, when sold in the manner described in the Registration Statement, legally and validly issued, and fully paid and non-assessable.

    We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under "Legal Matters" in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,
/s/ Owen Naccarato, Esq.
        Naccarato & Associates